Exhibit 99

NEWS RELEASE

For Immediate Release
July 12, 2002

For Further Information Contact:
Jerry Francis, President & CEO
(304) 769-1101

City Holding Company Announces 18.4% Increase
in Linked Quarter Earnings Per Share

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO; NASDAQ:CHCOP), a $2 billion bank holding company headquartered in Charleston, today announced net income for the second quarter of 2002 of $7.7 million, or $0.45 per share, compared with a net loss of $20.1 million, or a loss of $1.19 per share, in the second quarter of 2001. These results represent an 18.4% increase over first quarter 2002 earnings per share of $0.38. The Return on Assets during the second quarter of 2002 was 1.48%, the Return on Equity was 19.70%, and the Efficiency Ratio was 59.8%. The Company also recently announced resumption of cash dividends on common shares, payment of deferred dividends on trust preferred shares, and approval of a one million share common stock buy-back program.

“The second quarter of 2002 represents the completion of the turnaround for the Company”, stated Jerry Francis, President and CEO of City Holding Company and its primary subsidiary City National Bank of West Virginia (the “Bank”). “With these results, the Company has achieved what must certainly be viewed as top quartile performance among its peers. Just 12 months ago, the Company told its shareholders that it had lost $4.05 per share over the previous four quarters. However, during the second quarter of 2002, the Bank’s primary regulator, the Office of the Comptroller of the Currency (the “OCC”) released the Bank from a formal agreement that restricted the Bank’s activities and the Company’s primary regulator, the Federal Reserve Bank of Richmond (the “FRBR”) released the Company from a Memorandum of Understanding. In addition, the Company declared that it would resume dividends on its trust preferred securities that had been deferred at the direction of the FRBR. The Company also announced the resumption of a quarterly dividend on common shares of $0.15 per share and purchase programs for both the common and preferred shares. It is a tribute to the board, management, and staff of this Company that this dramatic turnaround has been achieved in less than 12 months and must surely rank as one of the quickest and best turnarounds in banking history.”

“Further, we are very optimistic about our future. Loan quality is good, regulatory problems are behind us, and we can now focus on growing loans and deposits, increasing market-share, increasing fee-based revenues, and continuing to reduce our expense level toward peer averages. In fact, our performance has been so strong across the board that we now believe that the Company will earn between $1.70 and $1.80 per share during 2002. We are pleased that our shareholders have been rewarded for their patience as our stock price has increased from $13.01 at June 23, 2001 to $23.41 on June 30, 2002 – representing an increase of 80% that we believe may be the best stock price performance among our peers during this timeframe.”

“As the CEO of City Holding Company, I feel that I must say that I regret the recent actions of management at a few high profile companies. I firmly believe that our nation’s economic success is attributable to an economic system which encourages competition, rewards success, and is predicated on the highest of ethical standards. Further, I believe that most Companies are led by honest, hard-working individuals that are dedicated to high-spirited competition, and fair dealing with customers, employees and shareholders. On behalf of the Board of Directors of City Holding Company I would like to express our commitment to do just that – to compete aggressively, and to treat employees, customers, and shareholders fairly. To that end, we endeavor to provide our shareholders with accurate and useful information regarding our performance so that they can make reasonable investment decisions. We would encourage the management of all Companies to do so as well.”

Credit Quality

The biggest story for the Company during the quarter is the achievement of its credit quality goals. At June 30, 2002, non-performing assets (non-accruing loans, loans past due 90+ days, and other real estate owned) were $3.4 million and represented just 0.27% of total loans and other real estate owned, down from 1.38% at March 31, 2002. This dramatic decrease of $14.4 million, or 81%, was achieved as management charged-off, sold, or otherwise resolved loans during the second quarter that it did not believe could be restored to performing status.

Net Charge-offs during the second quarter of 2002 were $10.7 million, and have totaled $37.0 million over the last five quarters. Over the same period, the Company has taken provision expense for loan losses totaling $28.2 million. After joining the Company in mid 2001, the management team initially focused on the identification of problem loans and providing an appropriate allowance for loan losses to cover probable losses within the portfolio. Thus, the provision for loan losses was high in the second and third quarters of 2001. Having accomplished the goal of identifying loan problems and setting aside adequate reserves by the third quarter of 2001, the Company was then able to intensify efforts at resolving problem loans by collecting, selling, restructuring, or otherwise disposing of these assets. As a result, net charge-offs of these loans, for which reserves were previously provided, were particularly high in the fourth quarter of 2001 and the first two quarters of 2002. Now, at June 30, 2002, management views this task as complete, with non-performing loans having reached extremely low levels. As a result, net charge-offs in the next several quarters are likely to be low. Further, management continues to vigorously pursue collection of all charged-off loans. Due to the large number of loans charged-off in prior quarters, and the Company’s low level of non-performing loans, it is likely that the Company could actually experience net recoveries if it is successful in its recovery efforts.

With respect to Provision expense for Loan Losses, the Company recorded a $0.9 million Provision during the second quarter of 2002. This provision expense, despite large net charge-offs, demonstrates that management had in fact previously recognized the probable losses to be incurred upon the resolution of these loans. Future provision expense will of course depend upon trends in loan balances, loan quality, and potential recoveries of previously charged-off loans. However, it is possible that the Company will experience low, or even negative, provision expense in subsequent quarters. In projecting its profitability through 2002 at between $1.70 and $1.80 per share, management assumed that total provision expense for the year would be $3.6 million, consistent with the provision expense required during the first two quarters of 2002.

As a result of large net charge-offs, the Allowance for Loan Losses (“ALLL”) decreased from $37.8 million at March 31, 2002 to $28 million at June 30, 2002. Given the strength of the loan portfolio, management considers the ALLL to adequately provide for probable losses inherent in the loan portfolio. At June 30, 2002, the Allowance was 849% of non-performing assets, which is dramatically improved from 212% at March 31, 2002. Likewise, the ALLL was at 2.31% of total loans outstanding at June 30, 2002. The Company’s methodology for determining the adequacy of the allowance for loan losses is based on a number of factors, including the use of historical loss rates on the Company’s loan portfolio. If the Company’s loan loss experience improves in the future, this will have a positive impact on the recorded ALLL, as the allocation for current losses inherent in the loan portfolio will be reduced.

Continual monitoring of the loan portfolio and emphasis on collection of charged-off loans will continue to be one of the Company’s highest priorities for 2002. The Company recognizes that the current weakness in the U.S. economy poses a threat to the credit quality of bank’s loan portfolios, and that no assurance can be given that the ALLL is sufficient to provide for unforeseen developments in the economy. However, management believes that West Virginia’s economy is less sensitive to the current recessionary trends, and believes that the Bank’s ALLL is sufficient given what is currently known about the Bank’s loan portfolio and customer base.

Net Interest Income

The Company recorded fully taxable net interest income of $21.9 million in the second quarter of 2002, compared to $21.6 million in the first quarter of 2002 and $22.6 million in the second quarter of 2001. This represents an increase of $0.3 million or 1.4% against the prior quarter and a decrease of $0.7 million or 3.1% as compared to the same quarter in 2001 (when the Company still owned two banking subsidiaries in California). Increasing net interest income during the second quarter is particularly impressive given that loan balances have continued to decline. Total Loans were $1.214 billion at June 30, 2002, down from $1.287 billion at March 31, 2002 and $1.786 billion at June 30, 2001. Therefore, net interest income actually rose despite a decline in loan balances of 5.7% from the first quarter of 2002 and 32% from the second quarter of 2001.

The strength in net interest income can be primarily attributed to the cost of deposits. As interest rates fell in the later part of 2001, management was able to reduce rates paid on certain depository accounts. Also, a decrease in loan balances outstanding allowed management to eliminate the Company’s reliance on brokered deposits and high rate retail CD balances. As a result, the Bank’s net interest margin increased substantially from 4.05% in the second quarter of 2001 to 4.52% in the first quarter of 2001 and then 4.67% in the second quarter of 2002.

Balance Sheet Trends

Total assets at June 30, 2002 were $2.044 billion compared to $2.114 billion at March 31, 2002 and $2.405 billion at June 30, 2001. Net loan balances outstanding decreased from $1.786 billion at June 30, 2001 to $1.287 billion at March 31, 2002 and $1.214 billion at June 30, 2002, a decrease of $572 million or 32% from the same quarter in 2001 (partially due to a decrease of $147 million upon the sale of the California banking subsidiaries in the fourth quarter of 2001) and a decrease of $73 million and 5.7% from the first quarter of 2002.

Between March 31, 2002 and June 30, 2002 residential real estate loans were down $52 million or 9%, commercial real estate loans were down $8 million or 3%, other commercial loans were down $17 million or 13%, installment loans were down $18 million or 17%, and indirect installment loans were down $10 million or 13%. During the quarter, only home equity loans and credit cards were up, $32 million or 25%, and $1 million or 5% respectively. Allowing loan balances to decline has been part of the Company’s strategic plan for several reasons. First, credit quality has been less than desired in some broad areas such as installment lending, indirect lending and commercial lending. Secondly, the Company’s mortgage banking business has been refocused to serve its West Virginia customer base, which has in turn impacted the Company’s capacity to generate residential mortgage loans previously generated on a broader scale. Thirdly, the Company has been focused inwardly toward resolving problem credits and improving lending policies and procedures. In recent months, however, loan balances have begun to stabilize. Management has begun to focus on loan growth with appropriate credit quality, particularly in commercial lending. The Company anticipates that installment, indirect lending, and residential mortgage loan balances will continue to decline throughout 2002, but expects the overall loss of loan balances to slow. Home equity and credit card balances are expected to continue to grow.

Total deposits were $1.612 billion at June 30, 2002 compared to $1.959 billion at June 30, 2001, a decline of $347 million or 18%. However, $175 million of the decrease can be directly attributed to the sale of the California banking subsidiaries in the fourth quarter of 2001. The remaining decline came from the non-renewal of certificates of deposit that were at high rates of interest. The run-off of these very high cost deposits was part of a plan that has improved liquidity and increased net interest income.

Core Deposits (checking and savings deposits but excluding CD’s) were $957 million on June 30, 2002 compared to $988 million on June 30, 2001, a decrease of 3.1%. Excluding the loss of $66 million in checking and savings deposits attributable to the sale of the California banks, core deposits have increased

3.8% over the prior twelve months. The Company believes that growth in core deposits represents an important component of long-term profitability, and has identified this as an important strategic focus. At June 30, 2002, 59% of the Company’s balance sheet was funded by either core deposits or capital. Compared to our peers, we believe that this is a strategic strength for the Company. The Company believes that it is remarkable that core deposits have shown growth at the same time that service charge revenues on depository accounts have risen significantly as well. The Company recently surveyed its current customer base as well as a sample of customers that had left the Company and was impressed by the strong vote of confidence that Customers had in the service that they received from the Company and its employees.

Retained Interests in Securitized Loans

Between 1997 and 1999, the company originated and securitized $760 million in 125% loan to value junior-lien mortgages in six separate pools. The Company retained an interest in the final cash flows associated with the underlying mortgages in these pools with the earliest cash flows associated with each pool being attributed to the purchasers of the securitized loan pools.

At May 31, 2002, the outstanding principal balances of the mortgages securitized were $295 million. The outstanding obligation to the purchasers of the priority claims was $183 million. As a result, the Company has an interest in $112 million in mortgage balances outstanding. However, to the extent that defaults occur within these portfolios, the Company will receive less than the full amount. The Company determines the value of the retained interests using assumptions regarding default rates, prepayment rates, and an appropriate discount rate for assets of similar characteristics (which was established at 14%). At June 30, 2002 the Company estimates the fair value of these assets to be $86.1 million, compared to the book value of $76.9 million.

The Bank is required to accrete the excess of the present value of the estimated future cash flows over the retained interests’ carrying value as interest income over the life of the investment using the effective yield method. Therefore, the retained interests accrued at the rate of 15.92% during the second quarter of 2002, up from the 14% accrual rate established at April 1, 2001, based upon the adoption of Emerging Issues Task Force (“EITF”) 99-20.

The value of these assets is accrued toward the expectation of when, and how much, cash will be received in the future, once priority claims are satisfied. It should be noted that these assets currently generate relatively little cash. The Company received cash for the first time on these assets in June of 2002, and anticipates total cash from these instruments will be approximately $0.8 million through December 31, 2002 although it expects to accrue interest on these assets of approximately $12.1 million during 2002. Were the estimated value of the retained interests to fall below the book value of the assets, the bank would be required, under EITF 99-20, to immediately reduce the book value of the assets to their estimated fair value. Given that these loans are geographically dispersed throughout the United States, and given the economic recession currently being experienced, there can be no assurances regarding when, or how much, cash will eventually be received for these assets. However, at June 30, 2002, management believes that its assumptions were appropriate given the information available regarding default rates and prepayment rates on the six individual pools outstanding.

Non-Interest Income

Non-Interest Income in the second quarter of 2002 was $8.7 million compared to $7.0 million during the first quarter of 2002. The increase in non-interest income as compared to the first quarter of 2002 is attributable primarily to an increase in service charges and secondarily to a loan sale gain of $0.4 million reflected in Mortgage Banking Income. The gain occurred on the sale of a portfolio of $4.9 million primarily non-performing residential real estate loans that were transferred during the first quarter of 2002 to the Loans Held for Sale Account at the Company’s estimated selling price of $2.5 million and subsequently sold for $2.9 million. Investment security gains in the first and second quarters of 2002 and the second quarter of 2001 were largely gains on a mutual fund that produces capital gains rather than interest income.

Non-Interest Expenses

The non-core banking activities of the Company historically produced significant non-interest income, but also entailed considerable non-interest expense. As the Company has refocused on serving its West Virginia franchise, expenses have moved closer to peer averages. The efficiency ratio for the Company in the first quarter was 63.9%, which the Company believes placed it behind approximately 80% of banks between $1 and $10 billion. Management is committed to significantly reducing expenses as a percent of operating revenues but recognizes that reducing costs to appropriate levels is a time-consuming process of identifying opportunities, negotiating with vendors and in many cases waiting for contractual obligations to expire. As a result of the Company’s efforts in that regard, non-interest expense fell in the second quarter of 2002 to $17.9 million compared to $18.2 million in the first quarter of 2002 and $28.4 million in the second quarter of 2001. The efficiency ratio improved to 59.8% during the second quarter of 2002, representing the culmination of considerable work devoted to bringing expenses at the Company in line with revenues and peers. Despite the considerable improvement in non-interest expense levels, during the second quarter of 2002 the Company’s efficiency ratio placed it behind approximately 60% of peer banks. Therefore, the Company believes that additional opportunities to reduce expense exist, and will diligently pursue those opportunities to achieve better than peer average efficiency. However, the Company continues to labor under expenses that are disproportionate to its income but are associated with its past loan problems – FDIC deposit insurance premiums, commercial loan workout specialists dedicated largely to recoveries of previously charged-off loans, and other expenses that our peers would need not incur. As a result, the opportunity to achieve cost reductions is in some part dictated by the passage of time, which will bring resolution of these issues.

For the second quarter of 2002, salaries and other employee benefits were down $0.6 million from the first quarter of 2002 and down $2.2 million as compared to the second quarter of 2001. The reduction in compensation expense relative to the same quarter in the prior year reflects actions taken in 2001 to reduce headcount to appropriate levels, offset by increases in wages to market levels and the implementation of incentive plans for all bank employees. The Company achieved a reduction in compensation expense in the second quarter of 2002 compared with the first quarter of 2002 primarily through close management of staffing levels and secondarily through the seasonality of FICA expense. The number of employees fell from 1,252 at June 30, 2001 to 810 at March 31, 2002 and to 791 at June 30, 2002.

For the second quarter of 2002, occupancy expense was down $0.9 million or 34% from the second quarter of 2001. During 2001, the Bank consolidated its operations in Charleston and exited several operational facilities and branch bank locations. For the second quarter of 2002, depreciation decreased $0.9 million or 38% from the second quarter of 2001. Depreciation expense was down markedly due to the disposal of equipment no longer used in the Company’s operations during 2001, the sale of the Internet, direct mail, and other divisions during 2001, and the completion of the depreciable lives of a large quantity of data processing equipment.

For the second quarter of 2002, telecommunication expense was down $0.5 million from the second quarter of 2001 due to the discontinuation of the Company’s activities in California and the extensive communication expenses that were entailed in those operations. For the second quarter of 2002, the Company incurred no advisory fees for loan production office expenses as compared to $.9 million incurred in the second quarter of 2001. These expenses were eliminated as the bank refocused on its core West Virginia banking market and exited the mortgage banking business.

For the second quarter of 2002, the Company incurred $0.7 million in professional fees and litigation expense, compared to $1.2 million during the second quarter of 2001. Professional fees and litigation expenses include accounting fees, legal fees, actual and estimated legal settlements, and other consulting fees. The Company incurred significant professional fees during the second quarter of 2001 associated with assessing and implementing necessary steps to improve the Company’s operations throughout 2001.

The Company’s non-interest expenses related to OREO and other repossessed assets continue to gradually decline. For the second quarter of 2002, the Company recognized a gain of $0.007 million on the disposal of real estate no longer used in the Company’s operations and incurred repossessed asset losses and expenses of $0.3 million. These expenses are associated with either the costs of managing, or losses on sale, of real estate, autos, and other consumer collateral acquired through repossession. Management has made every effort to correctly value assets at the time they are repossessed with losses being charged to the ALLL so there will not be significant losses on the sale of real estate or other repossessed property in the future. However, the Company expects to have significant, but declining, costs of managing these assets for some time.

For the second quarter of 2002, the Company incurred insurance and regulatory expense of $0.5 million, similar in the amount recorded in the second quarter of 2001. FDIC insurance costs account for about 40% of this total, and are high due to the bank’s formal agreement with the OCC. Regulatory expenses will decline in the third quarter as a result of the lifting of the formal agreement with the OCC. However, FDIC insurance expense may not decrease until 2003.

Other expenses were $3.3 million in the second quarter of 2002, as compared to $4.2 million in the second quarter of 2001. Examples of Other Expenses include the costs of depository losses, indirect expenses of originating loans, travel and entertainment, amortization of intangibles, and data processing expenses. Amortization of Intangibles during the second quarter of 2001 was $0.3 million, but decreased as a result of changes in accounting principles to $0.1 million in the second quarter of 2002.

Capitalization

At June 30, 2002 the Company’s Tier I Capital ratio was 12.3%, the Total Risk based Capital Ratio was 16.0%, and the Leverage Ratio was 9.0%. As such, capital ratios of both the Company and the Bank remain above regulatory requirements to be classified as “well capitalized.”

Effective December 31, 2002 the Company will implement new regulatory capital requirements related to the Bank’s investment in retained interest in securitized mortgages. However, had the Company been required to comply with those capital ratios at June 30, 2002, both the Bank and the Company would have been well capitalized. The Company estimates that under these new regulations, it would have had a Tier I Capital ratio of 10.0%, a Total Risk-based Capital Ratio of 13.8%, and a Leverage Ratio of 7.7%.

As previously disclosed, in June the Board approved payment of current and deferred dividends on the Company’s 9.15% Capital Securities issued by the Company’s wholly-owned subsidiary, City Holding Capital Trust (“Trust I”), and the 9.125% Capital Securities issued by the Company’s wholly-owned subsidiary, City Holding Capital Trust II (“Trust II”) payable on July 31, 2002 to shareholders of record as of July 16, 2002. The board also approved a quarterly cash dividend of 15 cents per share on the Company’s common shares payable on July 31, 2002 to shareholders of record at July 16, 2002. At the closing stock price of $24 on July 10, 2002, this represents a dividend yield of 2.5% annually.

Regulatory Environment

The Company previously announced that its principal banking subsidiary, City National of West Virginia, was released from its formal agreement with the Office of the Comptroller of the Currency (“OCC”) and that the Company was released from its Memorandum of Understanding with the Federal Reserve during May 2002.

City Holding Company is the parent company of City National Bank of West Virginia. In addition to the Bank, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could result in the Company’s actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality, or conversely, the Company may incur less, or even negative, loan loss provision due to positive credit quality trends in the future and further resolution of various loan quality issues; (2) the Company may experience increases in the default rates on its retained interests in securitized mortgages causing it to take impairment charges to earnings; (3) the Company could have adverse legal actions of a material nature; (4) the Company may face competitive loss of customers associated with its efforts to increase fee-based revenues or may be unable to meet its expectations regarding loan and deposit growth; (5) the Company may be unable to manage its expense levels due to the expenses associated with its loan portfolio quality, regulatory, and legal issues; (6) rulings affecting, among other things, the Company’s and its banking subsidiaries’ regulatory capital and required loan loss allocations may change, resulting in the need for increased capital levels; (7) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (8) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (9) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; (10) the planned purchase of Trust I and Trust II Capital Securities and the common stock may not occur or may not have the effects anticipated. Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights

(Unaudited)

	Three Months Ended
	June 30, 2002	June 30, 2001	Percent Change
Earnings ($000s, except per share data):
Net Interest Income (FTE)	$22,248	$23,030	(3.40)%
Net Income (Loss)	7,671	(20,055)	N/A
Earnings (Loss) per Basic Share	0.45	(1.19)	N/A
Earnings (Loss) per Diluted Share	0.45	(1.19)	N/A

Key Ratios (percent):
Return on Average Assets	1.48%	(3.25)%	N/A
Return on Average Equity	19.70%	(53.24)%	N/A
Net Interest Margin	4.67%	4.05%	15.31%
Efficiency Ratio	59.76%	84.38%	(29.18)%
Average Shareholders’ Equity to Average Assets	7.51%	6.10%	23.11%

Risk-Based Capital Ratios (a):
Tier I	12.28%	7.37%	66.62%
Total	15.95%	10.64%	49.91%

Common Stock Data:
Cash Dividends Declared per Share	$0.15	$—	N/A
Book Value per Share	9.40	8.70	8.05%
Market Value per Share:
High	23.80	14.64	62.57%
Low	15.06	7.25	107.72%
End of Period	23.41	13.06	79.25%
Price/Earnings Ratio (b)	13.00	N/A	N/A

(a)	June 30, 2002 risk-based capital ratios are estimated.
(b)	June 30, 2002 price/earnings ratio computed based on annualized second quarter 2002 earnings.

	Six Months Ended
	June 30, 2002	June 30, 2002	Percent Change
Earnings ($000s, except per share data):
Net Interest Income (FTE)	$44,265	$44,129	0.31%
Net Income (Loss)	14,079	(25,800)	N/A
Earnings (Loss) per Basic Share	0.83	(1.53)	N/A
Earnings (Loss) per Diluted Share	0.82	(1.53)	N/A

Key Ratios (percent):
Return on Average Assets	1.35%	(2.03)%	N/A
Return on Average Equity	18.40%	(32.77)%	N/A
Net Interest Margin	4.60%	3.76%	22.34%
Efficiency Ratio	61.78%	100.09%	(38.28)%
Average Shareholders’ Equity to Average Assets	7.32%	6.20%	18.06%

Common Stock Data:
Cash Dividends Declared per Share	$0.15	$—	N/A
Market Value per Share:
High	23.80	14.64	62.57%
Low	12.04	5.13	134.93%

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights

(Unaudited)

Book Value and Market Price Range per Share
	Book Value per Share				Market Price Range per Share
	March 31	June 30	September 30	December 31	Low	High
1997 (a)	$13.90	$14.41	$16.18	$16.56	$25.75	$43.25
1998 (a)	17.18	18.72	18.56	13.09	30.00	51.00
1999	13.07	12.85	12.80	11.77	12.50	32.75
2000	11.76	11.72	11.72	9.68	4.88	16.19
2001	8.82	8.70	8.37	8.67	5.13	14.64
2002	8.92	9.40	—	—	12.04	23.80

Earnings per Basic Share
	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
1997 (a)	$0.47	$0.52	$0.57	$0.47	$2.03
1998 (a)	0.48	0.49	0.56	(0.89)	0.31
1999	0.31	0.42	0.14	(0.49)	0.37
2000	0.24	0.02	(0.05)	(2.47)	(2.27)
2001	(0.34)	(1.19)	(0.46)	0.45	(1.54)
2002	0.38	0.45	—	—	0.83

Earnings per Diluted Share
	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
1997 (a)	$0.47	$0.52	$0.57	$0.47	$2.03
1998 (a)	0.48	0.49	0.56	(0.89)	0.31
1999	0.31	0.42	0.14	(0.49)	0.37
2000	0.24	0.02	(0.05)	(2.47)	(2.27)
2001	(0.34)	(1.19)	(0.46)	0.45	(1.54)
2002	0.38	0.45	—	—	0.82

(a)
Book value and per share amounts reported in 1997 and through September 30, 1998 are as previously reported by City Holding Company and have not been restated to include the operations of Horizon Bancorp, Inc.

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Three Months Ended June 30
	2002	2001
Interest Income
Interest and fees on loans	$23,809	$39,119
Interest on investment securities:
Taxable	5,102	3,605
Tax-exempt	684	855
Interest on retained interests	2,991	2,251
Interest on federal funds sold	181	123

Total Interest Income	32,767	45,953

Interest Expense
Interest on deposits	7,640	18,568
Interest on short-term borrowings	525	2,408
Interest on long-term debt	539	402
Interest on trust preferred securities	2,183	2,005

Total Interest Expense	10,887	23,383

Net Interest Income	21,880	22,570
Provision for loan losses	900	10,280

Net Interest Income After Provision for Loan Losses	20,980	12,290

Non-Interest Income
Investment securities gains	238	421
Service charges	5,768	4,361
Insurance commissions	532	626
Trust fee income	354	300
Mortgage banking income	634	1,634
Other income	1,170	5,178

Total Non-Interest Income	8,696	12,520

Non-Interest Expense
Salaries and employee benefits	7,995	10,235
Occupancy and equipment	1,638	2,491
Depreciation	1,497	2,416
Advertising	699	772
Telecommunications	614	1,081
Office supplies	405	368
Postage and delivery	217	656
Loan production office advisory fees	—	889
Professional fees and litigation expense	733	1,162
Loss on disposal and impairment of fixed assets	(7)	3,160
Repossessed asset losses and expenses	295	486
Insurance and regulatory	490	503
Retained interest impairment	—	—
Other expenses	3,298	4,191

Total Non-Interest Expense	17,874	28,410

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	11,802	(3,600)
Income Tax Expense (Benefit)	4,131	(1,530)

Net Income (Loss) Before Cumulative Effect of Accounting Change	7,671	(2,070)
Cumulative Effect of Accounting Change, Net of Tax	—	(17,985)

Net Income (Loss)	$7,671	($20,055)

Basic Earnings (Loss) per Share:
Net Income (Loss) Before Cumulative Effect of Accounting Change	$0.45	$(0.12)
Cumulative Effect of Accounting Change	—	(1.07)

Net Income (Loss)	$0.45	$(1.19)

Diluted Earnings (Loss) per Share:
Net Income (Loss) Before Cumulative Effect of Accounting Change	$0.45	$(0.12)
Cumulative Effect of Accounting Change	—	(1.07)

Net Income (Loss)	$0.45	$(1.19)

Average Common Shares Outstanding:
Basic	16,892	16,888
Diluted	17,133	16,888

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Six Months Ended June 30
	2002	2001
Interest Income
Interest and fees on loans	$49,382	$81,175
Interest on investment securities:
Taxable	9,687	8,004
Tax-exempt	1,415	1,767
Interest on retained interests	5,797	2,296
Interest on federal funds sold	367	155

Total Interest Income	66,648	93,397

Interest Expense
Interest on deposits	16,618	39,276
Interest on short-term borrowings	1,141	5,817
Interest on long-term debt	1,085	1,116
Interest on trust preferred securities	4,301	4,010

Total Interest Expense	23,145	50,219

Net Interest Income	43,503	43,178
Provision for loan losses	1,800	16,010

Net Interest Income After Provision for Loan Losses	41,703	27,168

Non-Interest Income
Investment securities gains	470	1,242
Service charges	10,397	7,295
Insurance commissions	1,037	1,175
Trust fee income	670	570
Mortgage banking income	820	3,411
Other income	2,316	7,541

Total Non-Interest Income	15,710	21,234

Non-Interest Expense
Salaries and employee benefits	16,633	21,686
Occupancy and equipment	3,266	4,959
Depreciation	3,094	4,893
Advertising	1,342	1,369
Telecommunications	1,303	2,604
Office supplies	742	1,040
Postage and delivery	440	1,075
Loan production office advisory fees	—	2,197
Professional fees and litigation expense	1,373	2,452
Loss on disposal and impairment of fixed assets	(90)	3,160
Repossessed asset losses and expenses	642	919
Insurance and regulatory	1,017	1,046
Retained interest impairment	—	2,182
Other expenses	6,284	11,705

Total Non-Interest Expense	36,046	61,287

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	21,367	(12,885)
Income Tax Expense (Benefit)	7,288	(5,070)

Net Income (Loss) Before Cumulative Effect of Accounting Change	14,079	(7,815)
Cumulative Effect of Accounting Change, Net of Tax	—	(17,985)

Net Income (Loss)	$14,079	$(25,800)

Basic Earnings (Loss) per Share:
Net Income (Loss) Before Cumulative Effect of Accounting Change	$0.83	$(0.46)
Cumulative Effect of Accounting Change	—	(1.07)

Net Income (Loss)	$0.83	($1.53)

Diluted Earnings (Loss) per Share:
Net Income (Loss) Before Cumulative Effect of Accounting Change	$0.82	$(0.46)
Cumulative Effect of Accounting Change	—	(1.07)

Net Income (Loss)	$0.82	($1.53)

Average Common Shares Outstanding:
Basic	16,890	16,888
Diluted	17,074	16,888

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited) ($ in 000s)

	Three Months Ended
	June 30, 2002	June 30, 2001
Balance at March 31	$150,707	$148,925
Net Income (Loss)	7,671	(20,055)
Other Comprehensive Income:
Change in Unrealized Gain on Securities Available for Sale	2,761	96
Change in Unrealized Loss on Retained Interest in Securitized Mortgages	—	17,908
Cash dividends declared ($0.15/share)	(2,536)	—
Exercise of 17,500 stock options	225	—

Balance at June 30	$158,828	$146,874

	Six Months Ended
	June 30, 2002	June 30, 2001
Balance at December 31	$146,349	$163,457
Net Income (Loss)	14,079	(25,800)
Other Comprehensive Income:
Change in Unrealized Gain on Securities Available for Sale	711	2,732
Change in Unrealized Loss on Retained Interest in Securitized Mortgages	—	6,485
Cash dividends declared ($0.15/share)	(2,536)	—
Exercise of 17,500 stock options	225	—

Balance at June 30	$158,828	$146,874

CITY HOLDING COMPANY AND SUBSIDIARIES
Condensed Consolidated Quarterly Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Quarter Ended
	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001	June 30 2001
Interest income	$32,767	$33,881	$39,885	$44,198	$45,953
Taxable equivalent adjustment	368	394	415	432	460

Interest income (FTE)	33,135	34,275	40,300	44,630	46,413
Interest expense	10,887	12,258	15,700	20,496	23,383

Net interest income	22,248	22,017	24,600	24,134	23,030
Provision for loan losses	900	900	1,820	14,348	10,280

Net interest income after provision for loan losses	21,348	21,117	22,780	9,786	12,750
Noninterest income (a)	8,696	7,014	13,409	8,209	12,520
Noninterest expense	17,874	18,172	22,544	30,574	28,410

Income (loss) before income taxes	12,170	9,959	13,645	(12,579)	(3,140)
Income tax expense (benefit)	4,131	3,157	5,635	(5,216)	(1,530)
Taxable equivalent adjustment	368	394	415	432	460

Net income (loss)	7,671	6,408	7,595	(7,795)	(2,070)
Cumulative effect of change in accounting principle, net	—	—	—	—	(17,985)

Net income (loss)	$7,671	$6,408	$7,595	($7,795)	($20,055)

(a)    During the fourth quarter of 2001, “noninterest income” included a gain of approximately $4.67 million resulting from the sale of the Company’s banking offices in California. During the second quarter of 2001, “noninterest income” included a gain of approximately $3.37 million resulting from the sale of the Company’s internet service and direct mail divisions.

Basic earnings per share	$0.45	$0.38	$0.45	$(0.46)	$(1.19)
Diluted earnings per share	0.45	0.38	0.45	(0.46)	(1.19)
Cash dividends declared per share	0.15	—	—	—	—

Average Common Share (000s):
Outstanding	16,892	16,888	16,888	16,888	16,888
Diluted	17,133	17,016	16,961	16,888	16,888
Net Interest Margin	4.67%	4.52%	4.67%	4.35%	4.05%

CITY HOLDING COMPANY AND SUBSIDIARIES
Non-Interest Income and Non-Interest Expense

(Unaudited) ($ in 000s)

	Quarter Ended
	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001	June 30 2001
Non-Interest Income:
Service charges	$5,768	$4,629	$5,759	$4,851	$4,361
Insurance commissions	532	505	537	503	626
Trust fee income	354	316	322	493	300
Mortgage banking income	634	186	248	361	1,634
Other income (a)	1,170	1,146	5,978	1,426	5,178

Subtotal	8,458	6,782	12,844	7,634	12,099
Investment security gains	238	232	565	575	421

Total Non-Interest Income	$8,696	$7,014	$13,409	$8,209	$12,520

Non-Interest Expense:
Salaries and employee benefits	$7,995	$8,638	$9,175	$11,897	$10,235
Occupancy and equipment	1,638	1,628	2,200	2,218	2,491
Depreciation	1,497	1,597	1,805	2,079	2,416
Advertising	699	643	528	568	772
Telecommunications	614	689	765	685	1,081
Office supplies	405	337	725	468	368
Postage and delivery	217	223	713	775	656
Loan production office advisory fees	—	—	—	2	889
Professional fees and litigation expense	733	640	1,547	5,249	1,162
Loss on disposal and impairment of fixed assets	(7)	(83)	469	322	3,160
Repossessed asset losses and expenses	295	347	326	1,312	486
Insurance and regulatory	490	527	507	581	503
Retained interest impairment	—	—	—	—	—
Other expenses	3,298	2,986	3,784	4,418	4,191

Total Non-Interest Expense	$17,874	$18,172	$22,544	$30,574	$28,410

(a) During the fourth quarter of 2001, “noninterest income” included a gain of approximately $4.67 million resulting from the sale of the Company’s banking offices in California. During the second quarter of 2001, “noninterest income” included a gain of approximately $3.37 million resulting from the sale of the Company's internet service and direct mail divisions.

Employees (Headcount)	791	810	840	905	1,252
Branch Locations	55	55	55	59	59

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets

($ in 000s)

	June 30 2002	December 31 2001
	(Unaudited)
Assets
Cash and due from banks	$71,225	$81,827
Federal funds sold	86,407	88,500

Cash and cash equivalents	157,632	170,327
Securities available for sale, at fair value	418,911	383,552
Securities held-to-maturity, at amortized cost	65,220	—
Loans:
Residential real estate	522,016	631,103
Home equity	157,577	98,100
Commercial real estate	251,347	284,759
Other commercial	110,468	145,989
Installment	89,117	125,236
Indirect	65,634	86,474
Credit card	18,285	18,594

Gross Loans	1,214,444	1,390,255
Allowance for loan losses	(28,023)	(48,635)

Net loans	1,186,421	1,341,620
Retained interests	76,930	71,271
Premises and equipment	40,211	43,178
Accrued interest receivable	11,492	12,422
Net deferred tax assets	34,637	47,443
Other assets	52,231	46,482

Total Assets	$2,043,685	$2,116,295

Liabilities
Deposits:
Noninterest-bearing	$280,409	$284,649
Interest-bearing:
Demand deposits	369,291	392,258
Savings deposits	308,171	272,885
Time deposits	654,288	741,503

Total deposits	1,612,159	1,691,295
Short-term borrowings	111,536	127,204
Long-term debt	36,549	29,328
Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts holding solely subordinated debentures of City Holding Company	87,500	87,500
Other liabilities	37,113	34,619

Total Liabilities	1,884,857	1,969,946

Stockholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized;
16,905,434 and 16,892,913 shares issued and outstanding at June 30, 2002 and December 31, 2001, respectively, including 0 and 4,979 shares in treasury	42,263	42,232
Capital surplus	59,232	59,174
Retained earnings	52,695	41,152
Cost of common stock in treasury	—	(136)
Accumulated other comprehensive income	4,638	3,927

Total Stockholders’ Equity	158,828	146,349

Total Liabilities and Stockholders’ Equity	$2,043,685	$2,116,295

CITY HOLDING COMPANY AND SUBSIDIARIES
Loan Portfolio

(Unaudited) ($ in 000s)

	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001	June 30 2001
Residential real estate	$522,016	$573,757	$631,103	$767,018	$817,082
Home equity	157,577	125,753	98,100	71,350	66,728
Commercial real estate	251,347	259,840	284,759	334,503	343,425
Other commercial	110,468	127,538	145,989	221,822	257,344
Installment	89,117	106,872	125,236	153,220	176,223
Indirect	65,634	75,619	86,474	98,109	110,279
Credit card	18,285	17,424	18,594	16,912	15,234

Gross Loans	$1,214,444	$1,286,803	$1,390,255	$1,662,934	$1,786,315

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates

(Unaudited) ($ in 000s)

	Three Months Ended June 30,
	2002			2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Total loans	$1,253,098	$23,809	7.60%	$1,841,321	$38,614	8.39%
Loans held for sale	—	—	—	23,689	505	8.53%
Securities:
Taxable	477,358	5,102	4.28%	267,419	3,605	5.39%
Tax-exempt	54,617	1,052	7.70%	67,883	1,315	7.75%

Total securities	531,975	6,154	4.63%	335,302	4,920	5.87%
Retained interest in securitized loans	75,140	2,991	15.92%	64,745	2,251	13.91%
Federal funds sold	44,493	181	1.63%	10,593	123	4.64%

Total earning assets	1,904,706	33,135	6.96%	2,275,650	46,413	8.16%
Cash and due from banks	66,605			61,357
Bank premises and equipment	41,067			55,550
Other assets	100,155			117,340
Less: allowance for possible loan losses	(37,473)			(39,641)

Total assets	$2,075,060			$2,470,256

Liabilities:
Demand deposits	$373,691	$544	0.58%	$432,690	$2,960	2.74%
Savings deposits	314,639	882	1.12%	294,916	2,024	2.75%
Time deposits	682,688	6,214	3.64%	986,865	13,584	5.51%
Short-term borrowings	114,343	525	1.84%	179,381	2,408	5.37%
Long-term debt	37,475	539	5.75%	33,457	402	4.81%
Trust Preferred Securities	87,500	2,183	9.98%	87,500	2,005	9.17%

Total interest-bearing liabilities	1,610,336	10,887	2.70%	2,014,809	23,383	4.64%
Demand deposits	275,919			264,263
Other liabilities	33,048			40,512
Stockholders’ equity	155,757			150,672

Total liabilities and stockholders’ equity	$2,075,060			$2,470,256

Net interest income		$22,248			$23,030

Net yield on earning assets			4.67%			4.05%

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates

(Unaudited) ($ in 000s)

	Six Months Ended June 30,
	2002			2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Total loans	$1,298,044	$49,382	7.61%	$1,885,105	$80,343	8.52%
Loans held for sale	—	—	—	17,340	832	9.60%
Securities:
Taxable	452,087	9,687	4.29%	290,098	8,004	5.52%
Tax-exempt	56,561	2,177	7.70%	70,641	2,718	7.70%

Total securities	508,648	11,864	4.66%	360,739	10,722	5.94%
Retained interest in securitized loans	73,690	5,797	15.73%	74,684	2,296	6.15%
Federal funds sold	46,103	367	1.59%	7,113	155	4.36%

Total earning assets	1,926,485	67,410	7.00%	2,344,981	94,348	8.05%
Cash and due from banks	63,373			62,648
Bank premises and equipment	41,791			56,816
Other assets	102,392			114,796
Less: allowance for possible loan losses	(42,435)			(39,567)

Total assets	$2,091,606			$2,539,674

Liabilities:
Demand deposits	$378,529	$1,098	0.58%	$422,489	$6,134	2.90%
Savings deposits	305,538	1,777	1.16%	293,049	4,371	2.98%
Time deposits	707,276	13,743	3.89%	1,028,935	28,771	5.59%
Short-term borrowings	113,767	1,141	2.01%	204,791	5,817	5.68%
Long-term debt	37,312	1,085	5.82%	33,990	1,116	6.57%
Trust Preferred Securities	87,500	4,301	9.83%	87,500	4,010	9.17%

Total interest-bearing liabilities	1,629,922	23,145	2.84%	2,070,754	50,219	4.85%
Demand deposits	274,219			260,420
Other liabilities	34,392			51,020
Stockholders' equity	153,073			157,480

Total liabilities and stockholders’ equity	$2,091,606			$2,539,674

Net interest income		$44,265			$44,129

Net yield on earning assets			4.60%			3.76%

CITY HOLDING COMPANY AND SUBSIDIARIES
Analysis of Risk-Based Capital

(Unaudited) ($ in 000s)

	June 30 2002 (a)	March 31 2002	Dec. 31 2001	Sept. 30 2001	June 30 2001
Tier I Capital:
Stockholders’ equity	$158,828	$150,707	$146,349	$141,363	$146,874
Goodwill and other intangibles	(6,885)	(6,963)	(7,041)	(7,430)	(7,683)
Unrealized gains	(4,638)	(1,877)	(3,927)	(6,536)	(4,253)
Qualifying trust preferred stock	51,397	49,610	47,474	44,938	47,536
Excess deferred tax assets	(14,766)	(23,032)	(29,003)	(29,754)	(35,445)

Total tier I capital	$183,936	$168,445	$153,852	$142,581	$147,029

Total Risk-Based Capital:
Tier I capital	$183,936	$168,445	$153,852	$142,581	$147,029
Qualifying allowance for loan losses	18,839	19,664	20,840	24,173	25,183
Qualifying trust preferred stock	36,103	37,890	40,026	42,562	39,964

Total risk-based capital	$238,878	$225,999	$214,718	$209,316	$212,176

Net risk-weighted assets	$1,497,936	$1,554,979	$1,639,313	$1,904,157	$1,994,109

Ratios:
Average stockholders’ equity to average assets	7.51%	7.13%	6.42%	6.29%	6.10%
Risk-based capital ratios:
Tier I capital	12.28%	10.83%	9.39%	7.49%	7.37%
Total risk-based capital	15.95%	14.53%	13.10%	10.99%	10.64%
Leverage capital	8.96%	8.10%	6.92%	6.08%	6.05%

(a)	June 30, 2002 risk-based capital ratios are estimated

CITY HOLDING COMPANY AND SUBSIDIARIES
Intangibles

(Unaudited) ($ in 000s)

	As of and for the Quarter Ended
	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001	June 30 2001
Intangibles, net	$6,885	$6,963	$7,041	$7,430	$7,683
Intangibles amortization expense	78	78	230	253	287

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Loan Loss Experience

(Unaudited) ($ in 000s)

	Quarter Ended
	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001	June 30 2001
Balance at beginning of period	$37,779	$48,635	$57,196	$45,748	$38,848
Charge-offs:
Commercial	8,925	7,851	5,870	1,823	1,833
Real estate—mortgage	3,222	3,505	1,989	472	886
Installment	1,156	1,267	1,582	2,094	1,584

Total charge-offs	13,303	12,623	9,441	4,389	4,303

Recoveries:
Commercial	2,129	349	503	1,003	527
Real estate—mortgage	92	92	241	84	—
Installment	426	426	362	402	396

Total recoveries	2,647	867	1,106	1,489	923

Net charge-offs	10,656	11,756	8,335	2,900	3,380
Provision for loan losses	900	900	1,820	14,348	10,280
Balance of institutions sold	—	—	(2,046)	—	—

Balance at end of period	$28,023	$37,779	$48,635	$57,196	$45,748

Loans outstanding	$1,214,444	$1,286,803	$1,390,255	$1,662,934	$1,786,315

Average loans outstanding	1,253,098	1,343,307	1,552,323	1,726,843	1,841,321

Allowance as a percent of loans outstanding	2.31%	2.94%	3.50%	3.44%	2.56%

Net charge-offs (annualized) as a percent of average loans outstanding	3.40%	3.50%	2.15%	0.67%	0.73%

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Non-Performing Assets

(Unaudited) ($ in 000s)

	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001	June 30 2001
Nonaccrual loans	$626	$14,542	$23,777	$28,044	$29,787
Accruing loans past due 90 days or more	995	1,000	4,915	3,916	6,316
Restructured loans	—	—	167	902	483

Total non-performing loans	1,621	15,542	28,859	32,862	36,586
Other real estate owned	1,681	2,295	2,866	2,836	3,971

Total non-performing assets	$3,302	$17,837	$31,725	$35,698	$40,557

Non-performing assets as a percent of loans and other real estate owned	0.27%	1.38%	2.47%	2.14%	2.27%